Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN EXCLUDED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Manufacturing Supply Agreement

This Manufacturing Supply Agreement (the “Agreement”), dated as of June 8, 2019 (the “Effective Date”), is entered into by and between INTERCON CHEMICAL COMPANY, a Missouri corporation having its principal place of business at 1100 Central Industrial Drive, St. Louis, MO 63110 (“ICC”), and PURE BIOSCIENCE, INC., a Delaware corporation having its principal place of business at 1725 Gillespie Way, El Cajon, CA 92020 (“Pure”, and together with ICC, the “Parties”, and each, a “Party”).

WHEREAS, Pure owns or controls certain intellectual property related to silver di-hydrogen citrate known as SDC and its finished form of antimicrobial goods;

WHEREAS, ICC is in the business of manufacturing, packaging, marketing and distributing services of goods for the cleaning, sanitary maintenance, industrial, foodservice, laundry, medical and healthcare, food plant, bottling, pharmaceutical and cosmetic industries;

WHEREAS, Pure wishes to have ICC manufacture certain Goods (as defined below) and to purchase these Goods from ICC; and

WHEREAS, ICC desires to manufacture and sell the Goods to Pure.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms have the meanings set forth or referred to in this Section.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or other, whether at law, in equity or otherwise.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Background Intellectual Property Rights” means any and all Intellectual Property Rights, except for any Foreground Intellectual Property Rights.

“Business Day(s)” means the days reflected on a calendar mutually agreed upon by the Parties prior to the beginning of the calendar year except for those the Parties designate as holidays or non-business days.

“Claim” means any Action brought against a Person entitled to indemnification under Section 10.

“Confidential Information” has the meaning set forth in Section 13.1.

“Confirmation” has the meaning set forth in Section 3.3.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“Defective” means not conforming to the Product Warranty under Section 9.3.

“Defective Goods” means goods shipped by ICC to Pure Parties pursuant to this Agreement that are Defective.

“Delivery Date” means the confirmed delivery date (a) for Goods ordered as set forth in a Purchase Order or (b) for Goods shipped as set forth in a Picking Order.

“Delivery Location” means the ICC managed inventory location for delivery of the Goods specified in the applicable Purchase Order. For Picking Orders, the Delivery Location is the dock awaiting pickup by the carrier.

“Disclosing Party” has the meaning set forth in Section 13.1.

“Dispute” has the meaning set forth in Section 17.16.

“Dispute Notice” has the meaning set forth in Section 17.16.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Equipment” means, collectively, the ICC Managed Equipment and the General Production Equipment.

“Force Majeure Event” has the meaning set forth in Section 17.21.

“Forecast” means, with respect to each period of succeeding [ * ], a good faith projection or estimate of Pure’s requirements for Goods during the period. The Forecast based on information reasonably available at the time to Pure. The Forecast will allow ICC to calculate and purchase the necessary components and raw materials for the Goods recognizing that those materials typically have longer lead times than POs for which Pure issues to ICC for Goods.

“Foreground Intellectual Property Rights” means any and all of the Intellectual Property Rights developed with respect to, or for incorporation into, the Goods, that are either developed by Pure alone, by Pure and ICC jointly, by ICC alone, or as requested in writing by Pure in connection with this Agreement.

“GAAP” means U.S. generally accepted accounting principles in effect from time to time.

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“General Production Equipment” means equipment that is owned by ICC, may be used exclusively by ICC in the manufacturing and/or assembly of finished and in-process Goods governed by the Intellectual Property Rights of Pure, and is deployed by ICC to manufacture a variety of different products at ICC. For the avoidance of doubt, ICC Managed Equipment and General Production Equipment are mutually exclusive categories.

“Goods” means the goods identified on Schedule 1 and described in the Specifications.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award or determination entered by or with any Governmental Authority.

“ICC” has the meaning set forth in the preamble to this Agreement.

“ICC Contracts” means all contracts or agreements to which ICC is a party or to which any of its material assets are bound.

“ICC Parties” means ICC, its Affiliates, customers (other than Pure), subcontractors and successors and assigns, and each of their respective Representatives.

“ICC Indemnified Parties” has the meaning set forth in Section 10.3.

“ICC Managed Equipment” means equipment that is owned by Pure but located at ICC and which is exclusively used in the manufacturing and/or assembly of finished and in-process Goods governed by the Intellectual Property Rights of Pure. [ * ] For the avoidance of doubt, ICC Managed Equipment and General Production Equipment are mutually exclusive categories.

“ICC’s Intellectual Property” means all Intellectual Property Rights owned by or licensed to ICC, including any of ICC’s Background Intellectual Property Rights used in the design, production, and manufacturing of the Goods.

“ICC’s Property” has the meaning set forth in Section 14.4.

“Initial Term” has the meaning set forth in Section 6.1.

“Inspection Period” has the meaning set forth in Section 4.5.

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“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website, and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; (f) semiconductor chips, mask works and the like; and (g) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

“Inventory Bank” means a quantity of safety stock of raw materials, packaging, labels or work in progress, at the most-current design level, sufficient to fulfill Pure’s projected requirements of the Goods as set forth in any Purchase Orders and/or rolling Forecast issued to ICC hereunder.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order or other requirement or rule of law of any Governmental Authority.

“Losses” has the meaning set forth in Section 10.1.

“Manufacturing Facility” means ICC’s physical location for the manufacturing of Goods located at 1100 Central Industrial Drive, St. Louis, MO 63110.

“Nonconforming Goods” means any goods received by Pure Parties from ICC that: (a) do not conform to the product item number listed in the applicable Purchase Order / Picking Order; (b) were not manufactured by ICC to the Specifications; (c) are otherwise Defective due to the sole action of ICC; or (d) exceed the quantity of Goods ordered by Pure pursuant to this Agreement or any Purchase Order / Picking Order. Where the context requires, Nonconforming Goods are deemed to be Goods for purposes of this Agreement.

“Notice” has the meaning set forth in Section 17.5.

“Order Fulfillment Fees” has the meaning set forth in Section 5.5.

“Party” has the meaning set forth in the preamble to this Agreement.

“Patents” means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models).

“Permits” means permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained or required to be obtained, from any Governmental Authority.

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority or any other entity.

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“Personnel” of a Party means any agents, employees, contractors or subcontractors engaged or appointed by such Party.

“Product Warranty” has the meaning set forth in Section 9.3.

“Picking Order” means Pure’s picking order issued to ICC for the shipment of Goods from Pure’s on-site ICC warehouse inventory to Pure Parties, which may, among other things, specify items such as: (a) the Goods to be shipped, including item number; (b) the quantity of each of the Goods; (c) the Delivery Date; (d) the billing address; and (e) the Delivery Location; in each case, including all terms and conditions attached to, or incorporated into, such picking order issued by Pure to ICC under such picking order.

“Purchase Order “ means Pure’s purchase order issued to ICC for the manufacture of Goods, which may, among other things, specify items such as: (a) the Goods to be purchased, including item number; (b) the quantity of each of the Goods; (c) the Delivery Date; (d) the unit Transfer Price for each of the Goods to be purchased; (e) the billing address; and (f) the Delivery Location; in each case, including all terms and conditions attached to, or incorporated into, such purchase order issued by Pure to ICC under such purchase order.

“Pure” has the meaning set forth in the preamble to this Agreement.

“Pure Contracts” means all contracts or agreements to which Pure is a party or to which any of its material assets are bound.

“Pure Indemnified Parties” has the meaning set forth in Section 10.1.

“Pure Parties” means Pure, its Affiliates, customers, subcontractors and successors and assigns, and each of their respective Representatives.

“Pure Property” has the meaning set forth in Section 14.1(a) and includes the ICC Managed Equipment.

“Pure’s Intellectual Property” means all Intellectual Property Rights owned by or licensed to Pure, including all Foreground Intellectual Property Rights and any of Pure’s Background Intellectual Property Rights used in the design, production, and manufacturing of the Goods.

“Receiving Party” has the meaning set forth in Section 13.1.

“Renewal Term” has the meaning set forth in Section 6.2.

“Representatives” means a Party’s Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys, third-party advisors, successors and permitted assigns.

“Slow-Moving Inventory Bank” means any unique raw materials, packaging and other components from ICC that have not moved at all or are expected to turn at a rate less than one (1) inventory rotation per year based upon the prior [ * ] of Purchase Orders. Both Parties may mutually agree to have certain items excluded from the Slow-Moving Inventory Bank.

“SDC” means Pure’s patented antimicrobial, water soluble, silver salt of citric acid based on a stabilized silver ion complex produced at various concentrations by a unique electrochemical process involving silver and citric acid; this substance is used as a raw material in the production of various goods and use dilutions and distributed under multiple brand names.

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“SOPs” means Pure’s processes and procedures for the manufacture of Goods, [ * ]

“Specifications” means the specifications for the Goods attached hereto as Exhibit A.

“Taxes” means any and all present and future sales, income, stamp and other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest or penalties imposed thereon.

“Term” has the meaning set forth in Section 6.2.

“Trademarks” means all rights in and to U.S. and foreign trademarks, service marks, trade dress, trade names, brand names, logos, symbols, trade dress, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

“Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures and other confidential and proprietary information and all rights therein.

“Transfer Price” has the meaning set forth in Section 5.1.

“UCC” means the Uniform Commercial Code, as adopted in the State of California.

“U.S.” means the United States of America.

2. Purchase and Sale of Goods.

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, during the Term, Pure shall purchase Goods from ICC, and ICC shall manufacture and sell Goods to Pure, from the ICC Manufacturing Facility, at the Transfer Prices and in the quantities set forth on Schedule 1 attached hereto. Schedule 1 contains: (a) a description of the Goods to be manufactured and sold hereunder; (b) the purchase price for each of the Goods; (c) the case quantity of the Goods; and (d) the minimum order quantity that Pure is required to purchase on a Purchase Order for ICC to manufacture the Goods. Unless otherwise provided in Schedule 1, subject to the terms and conditions of this Agreement, Pure shall purchase from ICC, and ICC shall manufacture and sell to Pure, 100% of Pure’s requirements of the Goods. The Parties shall, from time to time, amend Schedule 1 to reflect any agreed upon revisions to any of the terms described in the foregoing clauses (a)-(c); provided that no such revisions will modify this Agreement or be binding on the Parties unless such revisions have been fully approved in a signed writing by authorized Representatives of both Parties. Notwithstanding the foregoing and in accordance with Section 5.1 herein, ICC reserves the right to change the Transfer Price to appropriately reflect increased or decreased costs in fulfilling its obligations under this Agreement.

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2.2 Terms of Agreement and Pure’s Purchase Order / Picking Order Prevail; Order of Precedence. The Parties intend for the express terms and conditions contained in this Agreement (including any Schedules and Exhibits hereto) and in any Purchase Order / Picking Order to exclusively govern and control each of the Parties’ respective rights and obligations regarding the manufacture, purchase and sale of the Goods, and the Parties’ agreement is expressly limited to such terms and conditions. Any additional, contrary or different terms or conditions contained in any Confirmation, Purchase Order / Picking Order or any of ICC’s invoices or other communications will be viewed as supplemental and any such revisionary documentation shall govern and control each Party’s rights and obligations coinciding with this Agreement (including any Schedules and Exhibits hereto).

2.3 Quantity. Quantity includes Pure’s production, replacement and Inventory Bank requirements of the Goods and raw materials;

(a) throughout the Term, ICC and Pure shall jointly review the Forecast every [ * ]. The Parties shall agree in this review on the amount of capacity that ICC shall maintain for expected short and long-term increases or decreases in demand;

(b) throughout the Term, ICC shall maintain an Inventory Bank sufficient to build the Goods specified in the Forecast. ICC shall also obtain additional raw materials (including chemicals and packaging components) necessary to fulfill all Confirmations of Purchase Orders (as defined in Section 3) to the extent that such Confirmations of Purchase Orders are expected to exceed the Goods specified in the Forecast; and

(c) commencing on the Effective Date and each [ * ] thereafter, Pure shall provide ICC with a forecast indicating good faith estimates of Goods that Pure may need for the succeeding [ * ]. These Forecasts are for informational purposes only and do not create any binding obligations on behalf of either Party.

Without limitation of the foregoing, under no circumstances will Pure be obligated to purchase any quantity of Goods in excess of its actual requirements of the Goods.

2.4 No Right to Manufacture or Sell Competitive Products Containing SDC to Other Persons. To the extent permissible under applicable Law, ICC shall not, without the prior written consent of Pure or by separate agreement with Pure, use any Pure Intellectual Property (including Foreground Intellectual Property Rights and Background Intellectual Property Rights) to manufacture or sell to any Person other than Pure, or enter into any agreement with any Person other than Pure to manufacture or sell, products containing SDC (including the Goods) that are similar to or competitive with the Goods. This Section 2.4 shall survive expiration or termination of this Agreement. The Parties acknowledge that ICC has been for its entire history, and remains actively engaged in, formulating, developing and manufacturing cleaning and disinfecting products that do not contain SDC, and selling such products to distributors and customers. The Parties further acknowledge that such products may be similar to or competitive with the Goods.

2.5 Retained Rights. ICC understands and agrees Pure has the right to manufacture SDC concentrate and the Goods on its own [ * ]

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3. Ordering Procedure.

3.1 Purchase Orders. Pure shall issue Purchase Orders to ICC in written or electronic form (including e-mail). For the avoidance of doubt, Pure shall only be obligated to purchase from ICC, and ICC shall be obligated to sell to Pure, the Goods listed on Schedule 1 hereto or otherwise specified in a Purchase Order.

(a) [ * ]

(b) As set forth in Section 3.3, within [ * ] of receipt of a Purchase Order from Pure, ICC will send Pure a Confirmation (as defined below) for the Purchase Order via e-mail, which such Confirmation shall list the Goods, quantities, lead time, and transportation details for the Purchase Order.

(c) The lead time on all Purchase Orders [ * ] for the Goods. Any goods or products not listed on Schedule 1 attached hereto may be subject to a longer lead time.

(d) Once ICC has completed production of the Good(s) on the Purchase Order, ICC shall invoice Pure for the Good(s) and transfer the Goods to the Delivery Location.

3.2 Picking Orders. Pure shall issue Picking Orders to ICC in written or electronic form (including e-mail). For the avoidance of doubt, Pure shall only issue Picking Orders for Goods held in the Pure-owned inventory located at ICC.

(a) [ * ]

(b) The lead time on all Picking Orders [ * ] for the Goods. Any goods or products not listed on Schedule 1 attached hereto may be subject to a longer lead time. The Goods or product requested on a Picking Order must be produced, transacted and/or expected to be available in the Pure-owned inventory location before [ * ] lead time will begin.

(c) Once ICC has completed the Picking Order, ICC shall invoice Pure for any associated fulfillment and storage charges according to Schedule 1 attached hereto and transfer the Goods to the Delivery Location.

(d) All required documentation required for a Picking Order (including bill of lading, carrier selection, special Good(s) marking or labeling) must be included with the submission of the Picking Order by Pure. Any changes or delays in this documentation may result in [ * ] lead time.

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3.3 Acceptance, Rejection, and Cancellation of Purchase Orders / Picking Orders. ICC shall confirm to Pure the receipt of each Purchase Order / Picking Order issued hereunder (each, a “Confirmation”) within [ * ] following ICC’s receipt thereof in written or electronic form. In addition to any applicable requirements contained in this Section 3, each Confirmation must reference (a) Pure’s Purchase Order / Picking Order number, (b) confirm acceptance of the Purchase Order / Picking Order or advise Pure of ICC’s rejection of such Purchase Order / Picking Order, and (c) the date of acceptance or rejection and the basis for rejection, if applicable. Pure may withdraw any Purchase Order / Picking Order prior to ICC’s acceptance thereof. ICC may only reject a Purchase Order / Picking Order in accordance with Section 5.8 herein or if (a) ICC has sent Pure a Notice of termination under Section 6.4 or (b) the applicable Purchase Order / Picking Order includes terms and conditions that supplement or conflict with those contained in this Agreement, which ICC is unwilling to accept or (c) the order reflects [ * ] the Forecast. ICC may not cancel any previously accepted Purchase Order / Picking Order hereunder.

4. Shipment, Delivery, Acceptance, and Inspection.

4.1 Shipment and Delivery Requirements. Time, quantity and delivery to the Delivery Location are of the essence under this Agreement. ICC shall procure materials for, fabricate, assemble, produce, pack, mark and deliver Goods strictly in the quantities, by the methods, to the Delivery Locations and by the Delivery Dates, specified in this Agreement or in an applicable Purchase Order / Picking Order. Delivery times will include the period until such time that Goods are actually received at the Delivery Location. If ICC does not comply with any of its delivery obligations under this Section 4 for a reason other than an event provided for in Section 17.21 (Force Majeure), Pure may, in coordination with ICC, (a) approve a revised Delivery Date, or (b) cancel the applicable Purchase Order / Picking Order. Unless otherwise expressly agreed to by the Parties in writing, ICC may not make partial shipments of Goods to Pure Parties.

4.2 Transfer of Title and Risk of Loss.

(a) Title to Goods shipped under any Purchase Order passes to Pure upon the earliest to occur of (i) delivery of the Goods to Pure Delivery Location, (ii) payment of any portion of the Transfer Price for the Goods by Pure, (iii) Pure’s acceptance of the Goods and (iv) ICC’s tender of the Goods to a carrier. For the avoidance of doubt, in the event title passes pursuant to clauses (i), (iii) or (iv) of the foregoing, title will still transfer to Pure even if ICC has not been paid for such Goods, provided that Pure will not be relieved of its obligation to pay for such Goods in accordance with the terms hereof.

(b) Notwithstanding any agreement between Pure and ICC concerning transfer of title or responsibility for shipping costs, risk of loss to Goods delivered under any Purchase Order passes to Pure upon receipt and acceptance by Pure at the Delivery Location, and ICC will bear all risk of loss or damage with respect to Goods until Pure’s receipt and acceptance of such Goods in accordance with the terms hereof.

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(c) ICC shall ship all Goods in accordance with the Picking Order. All Goods per the Picking Order shall be available for pickup by the assigned carrier at the time specified by ICC on the applicable shipment date. All Goods shall be delivered and shipped Ex Works place of manufacture (Incoterms 2010). Title and risk of loss and damages to Goods shall pass from Pure to Pure Parties upon delivery by ICC to the designated carrier.

4.3 Packaging and Labeling. ICC shall properly pack, mark and ship Goods as reasonably instructed by Pure and otherwise in accordance with applicable Law and industry standards, and shall provide Pure with shipment documentation showing the Purchase Order / Picking Order number, ICC’s identification number for the subject Goods, the quantity of pieces in shipment, the number of cartons or containers in shipment, ICC’s name, and the bill of lading number.

4.4 Ingredients and Materials Disclosure. Upon Pure’s written request, ICC shall promptly provide to Pure, in such form and detail (including the brand or supplier) as Pure requests, a list of all ingredients and materials incorporated in the Goods, the amount of such ingredients and materials, and information concerning any changes in or additions to such ingredients and materials. ICC shall not make any changes in or additions to such ingredients and materials without the written consent of Pure.

(a) Without limitation of the foregoing, upon a Party’s written request, the other Party shall provide all information (in sufficient detail), as applicable with written certifications thereof, to enable the requesting Party to reasonably comply with all of its due diligence, disclosure and audit requirements.

4.5 Inspection. Goods are subject to Pure Parties’ inspection and approval or rejection notwithstanding Pure Parties’ prior receipt of or payment for the Goods. Pure Parties shall have a reasonable period of time, not to be more than [ * ] following receipt of the Goods at the Delivery Location (“Inspection Period”), to inspect all Goods received under this Agreement and to inform ICC, in writing, of Pure Parties’ rejection of any Nonconforming Goods. Pure will coordinate with ICC and may return to ICC any or all units of rejected Goods that constitute Nonconforming Goods. For Nonconforming Goods, Pure may elect to (a) require ICC, at ICC’s sole cost, to repair or replace the rejected Goods at the Pure Parties’ location, (b) produce similar goods itself (and apply such production quantities against Pure’s quantity requirements hereunder), (c) repair the Goods itself or have a third party repair the Goods, or (d) retain the rejected Goods; in each case without limiting the exercise by Pure of any other rights available to Pure under this Agreement or pursuant to applicable Law. All returns of Nonconforming Goods to ICC are at ICC’s sole risk and expense. Goods that are not rejected within the Inspection Period will be deemed to have been accepted by Pure Parties; provided, however, that Pure Parties’ acceptance of any Goods will not be deemed to be a waiver or limitation of ICC’s obligations pursuant to this Agreement (or any breach thereof), including those obligations with respect to ICC’s Product Warranty and ICC’s duty to indemnify Pure Parties.

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5. Transfer Price and Payment.

5.1 Transfer Price and Taxes. Unless otherwise mutually agreed upon in a Purchase Order / Picking Order, Pure shall purchase the Goods from ICC at the prices set forth on Schedule 1 attached hereto (“Transfer Prices”). All Transfer Prices include, and ICC is solely responsible for, all costs and expenses relating to the making of SDC, blending, filling, bottling, packing, and any other similar financial contributions or obligations relating to procuring the raw materials and components for the production, manufacture, and delivery of the Goods. ICC is responsible for the manufacturing tax and insurance on the General Production Equipment and/or property. For the avoidance of doubt, Pure is solely responsible for any personal property tax and related taxes from the City of St. Louis on the ICC Managed Equipment, Pure Property and inventory; any sales or use tax due on Pure’s purchase of the Goods or sales of the Goods to Pure’s customers; and California Mills tax on Pure’s sale or shipment of applicable Goods or products into the State of California. Pure is responsible for the manufacturing tax and insurance on the ICC Managed Equipment, Pure Property, inventory or equipment located at ICC. The Parties must agree in writing to any additions to or changes in Transfer Prices, or Order Fulfillment Fees applied to Purchase Orders / Picking Orders. Notwithstanding the foregoing, any price change will go into effect [ * ] review of Transfer Prices set forth in Section 7.4.

5.2 Invoices. ICC shall issue invoices to Pure for all Goods manufactured to orders. Each invoice for Goods must set forth in reasonable detail the amounts payable by Pure under this Agreement and contain the following information, as applicable: ICC’s name; invoice number; date; Purchase Order / Picking Order number; terms; ship-to address; quantity of Goods delivered; ICC item number; Pure item number; lot number of Goods; and any other information necessary for identification and control of the Goods. Pure reserves the right to return and withhold payment due to any invoices or related documents that are inaccurate or incorrectly submitted to Pure. The Parties shall seek to resolve any invoice disputes expeditiously and in good faith in accordance with the dispute resolution provisions set forth in Section 17.16. Any payment by Pure of an invoice prior to the end of the Inspection Period is not an acceptance of any nonconforming element or terms on such invoice or the related Goods.

5.3 Payment. Except for any amounts disputed by Pure in good faith, ICC’s accurate and correctly submitted invoices will be payable [ * ] following ICC’s invoice date. Pure may withhold payment pending receipt of evidence, in such form and detail as Pure may reasonably direct, of the absence of any Encumbrances on the Goods. Any payment by Pure prior to the end of the Inspection Period for Goods will not be deemed acceptance of the Goods or waive Pure’s right to inspect. Pure will be entitled to any discounts allowable by ICC for prompt payment even though Pure is unable to make payment within the time limits set by ICC if such failure is due to ICC’s actions. Pure shall make all payments in U.S. dollars by wire transfer or automated clearing house. ICC shall have the right to withhold Goods with past due invoices that are [ * ] after ICC’s invoice date that Pure has not disputed in good faith. If such past due invoices are outstanding for [ * ] after ICC’s invoice date and ICC elects to withhold the Goods, ICC shall have the right to refrain from starting the lead time on additional Purchase Orders / Picking Orders and/or the next Forecast until such past due invoices have been paid in full.

5.4 Setoff; Contingent or Disputed Claims. Except as mutually agreed upon by the Parties or otherwise contemplated by this Agreement, each Party shall perform its obligations under this Agreement without setoff, deduction or recoupment of any kinds for amounts owed or payable by the other Party whether under this Agreement, applicable Law, or otherwise and whether relating to the other Party’s breach, bankruptcy, or otherwise. If an obligation of a Party is disputed, contingent or unliquidated, the Parties shall mutually agree upon a deferral, if any, of such obligation until such dispute or contingency is resolved or the obligation is liquidated.

5.5 Bankruptcy. In the event of a bankruptcy of either Party, the Party not in bankruptcy may withhold its obligations under this Agreement until the potential for losses is eliminated. ICC shall have a lien on unpaid Goods in the event Pure petitions for relief in bankruptcy.

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5.6 Warehouse Storage Fees. Pure shall pay ICC a storage cost for Pure-owned inventory and the Slow-Moving Inventory Bank at the rate reflected on Schedule 1 attached hereto.

5.7 Order Fulfillment Fees. Pure shall pay ICC for costs associated with the servicing and fulfillment by ICC to ship certain Goods to Pure Parties on Pure’s behalf as set forth on Schedule 1 attached hereto (“Order Fulfillment Fees”).

5.8 Credit Limit. Pursuant to ICC’s normal business practices, Pure shall apply for an aggregate credit limit from ICC (the “Credit Limit”), which ICC will assign based on Pure’s current credit profile and subject to ICC’s approval and periodic review. ICC will provide Pure with a [ * ] notice of any decrease in the Credit Limit, unless within the [ * ], Pure has had past due invoices that are [ * ] after ICC’s invoice date that Pure has not disputed in good faith, in which case, ICC may decrease the Credit Limit without such [ * ] notice. In the event the aggregate amount outstanding by Pure at any time under ICC’s invoices exceeds the amount of the Credit Limit, ICC shall have the right to withhold Goods from Pure or reject a Purchase Order / Picking Order from Pure until such time as: (i) the aggregate amount outstanding under ICC’s invoices no longer exceeds the amount of the Credit Limit; (ii) Pure’s Credit Limit is reviewed by ICC and ICC determines, in its sole discretion, to increase the Credit Limit or (iii) Pure prepays for Picking Order Fulfillment Fees. ICC’s rights in this Section 5.8 are in addition to ICC’s rights in Section 3.3 to reject a Purchase Order / Picking Order.

6. Term; Termination.

6.1 Initial Term. The term of this Agreement commences on the Effective Date and continues for a period [ * ] unless it is earlier terminated pursuant to the terms of this Agreement or applicable Law (the “Initial Term”).

6.2 Renewal Term. Upon expiration of the Initial Term, the term of this Agreement will automatically renew for [ * ] (the “Renewal Term”) unless either Party provides written Notice of non-renewal [ * ] prior to the end of the Initial Term (the Initial Term and the Renewal Term, collectively, the “Term”). If the Initial Term is renewed pursuant to this Section 6.2, the terms and conditions of this Agreement during the Renewal Term will be the same as the terms in effect immediately prior to such renewal. In the event either Party provides timely Notice of its intent not to renew this Agreement, this Agreement shall terminate on the expiration of the Initial Term.

6.3 Pure’s Right to Terminate for Cause. Pure may terminate this Agreement, by providing written Notice to ICC:

(a) if ICC denies any of its obligations under this Agreement;

(b) except as otherwise specifically provided under this Section, if ICC is in material breach of any representation, warranty or covenant of ICC under this Agreement, and either the breach cannot be cured or, if the breach can be cured, it is not cured by ICC within a commercially reasonable period of time under the circumstances but in no case [ * ] following ICC’s receipt of written Notice of such breach;

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(c) notwithstanding the generality of Section 6.3 (b), if ICC fails to timely deliver Goods within [ * ] from the Delivery Date in conformity with the requirements of, and otherwise in accordance with, the terms and conditions of this Agreement;

(d) if ICC (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(e) if ICC fails to provide Pure, within a commercially reasonable period of time after Pure’s request (but in no case [ * ] after such request) with adequate and reasonable assurance of ICC’s financial and operational capability to perform timely any of ICC’s obligations under this Agreement;

(f) if, as a result of any breach by ICC of any of its obligations under this Agreement, Pure’s customer requires that Pure obtain another supplier of Goods;

(g) if ICC takes any action, or fails to take any action, required under this Agreement or any other agreement between Pure and ICC, or as reasonably requested by Pure, the result of which is any imminent interruption or delay, or the threat of an imminent interruption or delay, in any production at any of Pure’s or its customer’s manufacturing facilities;

(h) if, without obtaining Pure’s prior written consent, such written consent not to be unreasonably withheld, (i) ICC sells, leases or exchanges a material portion of Equipment for the manufacture of Goods, (ii) [ * ];

(i) upon the occurrence of any other event constituting grounds for termination set forth in any other sections of this Agreement and Section 17.21;

(j) if ICC repudiates any of its obligations under this Agreement; or

(k) if ICC fails to provide Pure, within a commercially reasonable period of time after Pure’s request (but in no case [ * ] after such request) with adequate and reasonable assurance of ICC’s ability to perform its obligations under this Agreement.

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Any termination under this Section will be effective upon ICC’s receipt of Pure’s written Notice of termination or such later date (if any) set forth in such Notice of termination. Upon the occurrence of any of the events described under this Section, Pure may, in addition to any of its other rights under this Agreement or applicable Law, immediately suspend its performance under all or any part of this Agreement, without any liability of Pure to ICC, and, notwithstanding anything to the contrary contained in this Agreement (including the limitations set forth in Section 11) Pure may, at its election, recover any and all damages (including direct, indirect, incidental and consequential damages), costs (including attorneys’ and other professionals’ fees and costs), expenses and losses incurred by Pure as a result of any event described under this Section or any breach of this Agreement by ICC.

6.4 ICC’s Right to Terminate for Cause. ICC may terminate this Agreement, by providing written Notice to Pure:

(a) except as otherwise specifically provided under this Section, if Pure is in material breach of any representation, warranty or covenant of Pure under this Agreement, and either the breach cannot be cured or, if the breach can be cured, it is not cured by Pure within a commercially reasonable period of time (but in no case [ * ]) following Pure’s receipt of written Notice of such breach;

(b) if Pure (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts to ICC within [ * ] after the invoice date, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(c) if Pure takes any action, or fails to take any action, required under this Agreement or any other agreement between Pure and ICC, the result of which is any imminent interruption or delay, in any production of Goods;

(d) upon the occurrence of any other event constituting grounds for termination set forth in any other sections of this Agreement and Section 17.21;

(e) if Pure repudiates any of its obligations under this Agreement; or

(f) if Pure fails to provide ICC, within a commercially reasonable period of time after ICC’s request (but in no case [ * ] after such request) with adequate and reasonable assurance of Pure’s ability to perform its obligations under this Agreement.

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Any termination under this Section will be effective upon Pure’s receipt of ICC’s written Notice of termination or such later date (if any) set forth in such Notice of termination. Upon the occurrence of any of the events described under this Section, ICC may, in addition to any of its other rights under this Agreement or applicable Law, immediately suspend its performance under all or any part of this Agreement, without any liability of ICC to Pure, and, notwithstanding anything to the contrary contained in this Agreement (including the limitations set forth in Section 11) ICC may, at its election, recover any and all damages (including direct, indirect, incidental and consequential damages), costs (including attorneys’ and other professionals’ fees and costs), expenses and losses incurred by ICC as a result of any event described under this Section or any breach of this Agreement by Pure.

6.5 Effect of Expiration or Termination.

(a) Immediately upon the effectiveness of a Notice of termination delivered by a Party to the other Party hereunder (as stated in such Notice), ICC shall, unless otherwise mutually agreed upon by the Parties, and subject to ICC’s obligation provide resourcing cooperation under Section 6.6:

(i) promptly terminate all performance under this Agreement and under any outstanding Purchase Orders / Picking Orders;

(ii) transfer title and deliver to Pure all finished Goods completed prior to effectiveness of the Notice of termination and for which Pure has made payment; and

(iii) return to Pure all Pure Property and any other property furnished by or belonging to Pure or any of Pure’s customers, or dispose of such Pure Property or other property in accordance with Pure’s instructions (provided that Pure will reimburse ICC for the actual, reasonable costs associated with such disposal).

(b) Expiration or termination of the Term will not affect any rights or obligations of the Parties that:

(i) come into effect upon or after termination or expiration of this Agreement; or

(ii) otherwise survive the expiration or earlier termination of this Agreement pursuant to Section 17.4 and were incurred by the Parties prior to such expiration or earlier termination.

(c) Upon the expiration or earlier termination of this Agreement, each Party shall:

(i) return to the other Party all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other Party’s Confidential Information;

(ii) permanently erase all of the other Party’s Confidential Information from its computer systems, except where prohibited by applicable Law; and

(iii) upon the other Party’s written request, certify in writing to such other Party that it has complied with the requirements of this Clause 6.5(c).

(d) Subject to Section 6.5(b), neither Party will be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of the terminating Party’s rights, remedies, or defenses under this Agreement, at law, in equity or otherwise.

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6.6 Resourcing Cooperation. Upon the expiration or earlier termination of this Agreement for any reason, Pure will purchase from ICC any or all work-in-process and any unique raw materials inventory relating to this Agreement, the production of the Goods, and the Goods produced to the Forecast, including all unique packaging materials and labels. In addition, upon the expiration or earlier termination of this Agreement for any reason except non-payment by Pure, to the extent requested by Pure in writing, ICC shall take the following actions and such other actions as may be reasonably requested by Pure in an accepted Purchase Order to transition production of Goods from ICC to an alternative seller without production disruptions:

(a) manufacture, deliver and sell to Pure a sufficient quantity of Goods (including any or all finished Goods) to ensure that the transition will proceed smoothly and without interruption or delay to Pure’s or Pure’s customers’ production of products incorporating the Goods, with pricing equivalent to the pricing in effect immediately before expiration or termination;

(b) ICC shall share the supplier contact information for any raw materials, components and other items included as part of the Goods;

(c) sell to Pure, at ICC’s actual cost, any or all work-in-process and any raw-materials inventory relating to this Agreement and any outstanding Purchase Orders; and

(d) Pure shall have first rights of refusal to purchase any or all of ICC’s Property used by ICC to manufacture the Goods.

6.7 Termination by Mutual Agreement. This Agreement may be terminated as mutually agreed upon by the Parties in writing.

7. Certain Obligations of ICC and Pure.

7.1 Quality Standards.

(a) ICC shall meet or exceed Pure’s Specifications for the Goods as adopted by Pure from time to time, and which are provided by Pure to ICC in writing and accepted by ICC. At Pure’s request, ICC shall furnish to Pure test samples of Goods as reasonably required by Pure to determine if their manufacture is in accordance with the Specifications furnished by Pure. ICC shall perform quality inspections of Goods before delivery and shall certify inspection results in the manner reasonably requested by Pure. To the extent that ICC meets or exceeds Pure’s Specifications for the Goods, ICC shall not be liable or have any responsibility for the finished Goods. If ICC did not meet or exceed Pure’s Specifications for the Goods, ICC shall be responsible for replacement of the finished Goods. ICC shall work together with Pure to achieve global process improvements in the manufacture of the Goods, including in the areas of technology, quality, service, responsiveness, delivery, and cost. At Pure’s request, ICC’s representatives shall meet with Pure to review the progress made on these objectives.

(b) ICC shall provide reasonable support as requested by Pure to address and correct quality concerns. In addition to its other rights and remedies, Pure may hold ICC responsible for reasonable, actual costs associated with quality-issue investigation and containment to the extent the Parties agree that such costs were caused by ICC’s acts or omissions. ICC may hold Pure liable and responsible for reasonable, actual costs associated with a formula quality investigation, rectification and containment to the extent such investigation, rectification and containment is requested by Pure. If Pure requests ICC to run any tests on Pure formulas, it must request so in writing. ICC does not warrant product formulation for fitness for use. Pure shall communicate in writing to ICC any changes requested by Pure to the product formulation, manufacture, packaging, decoration, labeling or classification of the Goods. Upon receipt of such a request, ICC shall initiate the requisite change events within the framework of ICC’s Quality Management System.

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(c) ICC shall, as mutually agreed upon with Pure, work to identify ways to improve the quality, performance standards and technology of the Goods, including through participation in Pure’s quality improvement initiatives.

(d) ICC shall not be liable for claims resulting from the Goods failing to be (i) fully developed in terms of stability, (ii) compliant with regulatory requirements, including occupational safety and environmental regulations or (iii) fit for their intended use.

7.2 Protection Against Supply Interruptions. For the amount of Goods and raw materials or component parts included in the Forecast and any mutually agreed upon raw material stocking quantitates, ICC shall, at ICC’s sole cost and expense, take such actions as are necessary or appropriate to ensure the uninterrupted supply of Goods to Pure for [ * ] during any foreseeable or anticipated event or circumstance that could interrupt or delay ICC’s performance under this Agreement, including any labor disruption, whether or not resulting from the expiration of ICC’s labor contracts (and whether or not such occurrence constitutes a Force Majeure Event hereunder).

7.3 Duty to Inform. A Party shall promptly provide written Notice to the other Party of any of the following events or occurrences, or any facts or circumstances that may give rise to any of the following events or occurrences: (a) any failure by the notifying Party to perform any of its obligations under this Agreement; (b) any delay in delivery of Goods; (c) any defects or quality problems relating to Goods; (d) any deficiency in Pure specifications, samples, prototypes or test results relating to this Agreement; (e) any failure by the notifying Party, or its subcontractors, to comply with Law; (f) any material adverse effect on the notifying Party’s business or financial condition, including any going concern, change in management, sale, lease or exchange of a material portion assets, a change in Control, or the breach of any loan covenants or other material obligations of the notifying Party to its creditors; and (g) any change in the notifying Party’s authorized Representatives, insurance coverage or professional certifications. ICC also shall promptly notify Pure of the [ * ] purchased by ICC.

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7.4 Certain Changes Affecting Transfer Price.

(a) Upon the mutual agreement of the Parties to a change, ICC shall promptly make any changes Pure directs in writing with respect to the Goods or new Goods, which may include changes in the design, drawings, specifications, processing, inspection, testing, quality control, methods of packing and shipping or the date or place of delivery. After Pure’s notice to ICC of the change and prior to implementation of the change, ICC will send Pure a written Notice of a claim for adjustment with all sufficient information and documentation regarding ICC’s costs and production timing resulting from such changes to allow Pure to perform an audit and verify such claim. ICC may increase or decrease the Transfer Prices hereunder in a per-unit amount solely to the extent necessary to compensate ICC for such commercially reasonable cost increases. If Pure’s audit and verification results indicate that ICC’s costs have or should have actually decreased, the Transfer Prices hereunder shall be deemed decreased on a per-unit basis to reflect the amount of any such cost savings. Nothing in this Section 7.4(a), including any disagreement with Pure as to any adjustment in price or time for performance, will excuse ICC from proceeding with this Agreement as changed. In the event of a change, Pure will be responsible, at Pure’s sole cost and expense, for any raw materials that will no longer be used with respect to the Goods as a result of the change.

(b) ICC may not make any changes with respect to the Goods or scope of this Agreement without Pure’s prior written consent, which shall not be unreasonably withheld and otherwise which may be given or withheld in Pure’s sole discretion, including (i) the location at which Goods are manufactured and stored, (ii) any subcontractors of ICC with respect to Goods, (iii) the processes or procedures used by ICC in the manufacture of Goods, (iv) the composition, fit, form, function or appearance of Goods, or (v) chemicals, raw materials or any components or ingredients used in production of Goods. If ICC learns of a possible change to the Goods that may reduce costs, improve quality, or otherwise be beneficial to Pure, ICC shall promptly notify Pure of the possible change.

(c) The Parties will adjust pricing on a [ * ] to reflect actual changes in material costs. ICC will provide Pure in advance of the price change detailed material cost and conversion templates to validate those material cost changes. Conversion costs will be evaluated between the Parties annually. The conversion cost per SKU will be either a percentage (%) or set dollar amount.

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7.5 Pure Product Development. If Pure requests that ICC develop a product for Pure that is not listed on Schedule 1 hereto, the Parties shall mutually agree upon the terms and fees associated with development, manufacturing, and production of any such product, which may require a separate agreement. In response to a request by Pure for ICC to develop a new product, Pure shall provide appropriate purchase price targets, performance characteristics and other characteristics sufficiently documented in design specifications at the time of initiation of development. Any alterations to Pure formulas made by Pure need to be communicated to ICC in writing within a reasonable period. Any joint product designs shall be processed through mutually agreed upon design control parameters to include, but not limited to, raw materials, raw materials suppliers, SKU definition, packaging, packaging suppliers, DOT/IATA/IMDG classification, exposure/toxicity/disposal classification and testing, anticipated production volumes and risk management. Any and all Product development by ICC as set forth in this Section 7.5 will be deemed Pure’s Intellectual Property and owned by Pure unless agreed to by the Parties in a separate agreement.

8. Compliance with Laws.

8.1 Compliance. Each Party shall at all times comply with all Laws applicable to this Agreement, the operation of its business and the exercise of its rights and performance of its obligations hereunder. Without limitation of the foregoing, ICC shall ensure the Goods and any related packaging conform fully to any applicable Law. Upon Pure’s reasonable request, ICC shall provide Pure with (a) written certification of ICC’s compliance with applicable Laws; (b) written certification of the origin of any ingredients or materials in the Goods; and (c) any additional information regarding the Goods requested by Pure required so that Pure may comply in a timely manner with its obligations under applicable Laws.

8.2 Permits, Licenses, and Authorizations. Each Party shall obtain and maintain all Permits necessary for the exercise of its rights and performance of its obligations under this Agreement, including any Permits required for the import of Goods or any raw materials and other manufacturing parts used in the production and manufacture of the Goods, and the shipment of hazardous materials, as applicable.

9. Representations and Warranties; Product Warranty.

9.1 ICC’s Representations and Warranties. ICC represents and warrants to Pure that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of the state of Missouri;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

(c) it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(d) the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by ICC, have been duly authorized by all necessary corporate action on the part of ICC;

(e) the execution, delivery, and performance of this Agreement by ICC will not violate, conflict with, require consent under or result in any breach or default under (i) any of ICC’s organizational documents, (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material ICC Contract;

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(f) this Agreement has been executed and delivered by ICC and (assuming due authorization, execution and delivery by Pure) constitutes the legal, valid and binding obligation of ICC, enforceable against ICC in accordance with its terms;

(g) it is in compliance with all applicable Laws and ICC Contracts relating to this Agreement, the Goods and the operation of its business (including all loan covenants and other financing obligations to which it is subject);

(h) it has obtained all licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to exercise its rights and perform its obligations under this Agreement;

(i) it is not insolvent and is paying all of its debts as they become due; and

(j) all financial information that it has provided to Pure is true and accurate and fairly represents ICC’s financial condition, and has been prepared in accordance with GAAP, uniformly and consistently applied.

9.2 Pure’s Representations and Warranties. Pure represents and warrants to ICC that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and California;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

(c) it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(d) the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Pure, have been duly authorized by all necessary corporate action on the part of Pure; and

(e) the execution, delivery, and performance of this Agreement by Pure will not violate, conflict with, require consent under or result in any breach or default under (i) any of Pure’s organizational documents, (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material Pure Contract; and

(f) this Agreement has been executed and delivered by Pure and (assuming due authorization, execution, and delivery by ICC) constitutes the legal, valid and binding obligation of Pure, enforceable against Pure in accordance with its terms.

(g) it is in compliance with all applicable Laws and Pure Contracts relating to this Agreement, the Goods and the operation of its business (including all loan covenants and other financing obligations to which it is subject);

(h) it has obtained all licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to exercise its rights and perform its obligations under this Agreement;

(i) it is not insolvent and is paying all of its debts as they become due;

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(j) all financial information that it has provided to ICC is true and accurate and fairly represents Pure’s financial condition, and has been prepared in accordance with GAAP, uniformly and consistently applied;

(k) to its knowledge (with no obligation of inquiry), as of the Effective Date, the Goods and their sale, distribution and use do not violate any applicable Laws, and do not infringe or violate the privacy rights, intellectual property rights, trade secret rights, or other proprietary rights of any third party; and

(l) to its knowledge (with no obligation of inquiry), as of the Effective Date, there are no pending lawsuits, governmental investigations or inquiries, indictments, prosecutions or regulatory actions concerning the Goods, including, but not limited to, any claim by any third party which, if true, would involve a breach by Pure of any warranty given above.

9.3 Product Warranty. ICC warrants to the Pure Parties and any end users of the Goods that (the “Product Warranty”):

(a) for [ * ], the Goods will:

(i) conform, in all respects, to the Specifications, standards, drawings, samples, descriptions, quality requirements, performance requirements, statements of work, and fit, form and function requirements furnished, specified or approved by Pure for the Goods;

(ii) conform with Pure’s quality standards; and

(iii) be merchantable, free from contamination, and not be precluded from any indicated use provided in the Specifications (as such term is defined in the UCC) and free from defects, latent or otherwise, in design, materials, and workmanship;

(iv) be fit and sufficient for the particular purpose intended by Pure and its customers, of which ICC has been made aware by Pure in writing (and ICC acknowledges that it knows of Pure’s intended use of the Goods and that such Goods have been selected, designed, manufactured or assembled by ICC based upon Pure’s stated use and are sufficient for the particular purposes intended by Pure); however, for the avoidance of doubt, ICC is not responsible for manufacturing to any marketing or other suitability for intended use claims made by Pure to its customers; and

(v) comply with all applicable Laws.

(b) each of the Goods will be new and conveyed by ICC to Pure with good title, free and clear of all Encumbrances.

9.4 Additional Terms. The Product Warranty (a) is in addition to all other warranties (whether express or implied or arising from statute or common law) and (b) survives ICC’s delivery of the Goods. ICC shall transfer and assign to Pure all of its rights (but not any obligations) under all warranties from equipment or material manufacturers or suppliers, permitted subcontractors or other third parties. Any applicable statute of limitations on Pure’s claims for breach of warranty will commence no earlier than the date on which Pure discovers the breach.

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9.5 Withdrawal or Recall of Goods. If Pure, and/or any of Pure’s customers or any Governmental Authority determines that any Goods sold to Pure are Defective and a recall campaign is necessary, Pure will have the right to implement such recall campaign and return Defective Goods to ICC or destroy such Goods, as determined by Pure in its sole discretion. If a recall campaign is implemented, at Pure’s sole option and ICC’s sole cost, ICC shall promptly replace any Defective Goods and provide such replacement Goods to Pure or Pure’s designee. The foregoing will apply even if the Product Warranty and any other product warranty applicable to the Goods have expired. ICC will be liable for all of Pure’s costs associated with any recall campaign if such recall campaign is based upon a mutual, reasonable determination that the Goods failed to conform to the warranties set forth in this Agreement. Where applicable, ICC shall pay an equal share of all reasonable expenses associated with determining whether a recall campaign is necessary.

10. Indemnification.

10.1 ICC Indemnification. Subject to the terms and conditions of this Agreement, ICC shall indemnify, defend and hold harmless the Pure Parties and their Representatives, officers, directors, employees, agents, Affiliates, successors and permitted assigns (the “Pure Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers (collectively, “Losses”) relating to or resulting from any third-party Claim or any direct Claim against any Pure Indemnifying Party alleging:

(a) a breach or non-fulfillment of any of ICC’s representations, warranties, or covenants set forth in this Agreement;

(b) any negligent or more culpable act or omission of ICC or any of its Representatives (including any recklessness or willful misconduct) in connection with ICC’s performance under this Agreement;

(c) any bodily injury, death of any Person or damage to real or tangible personal property caused by the negligent acts or omissions of ICC or any of its Representatives;

(d) any failure by ICC or its Personnel to comply with any applicable Laws; or

(e) that any of ICC’s Intellectual Property used in the design or production of the Goods, or that is embodied in the Goods, infringes any Intellectual Property Right of a third party; provided, however, that, without limitation of anything contained in Section 10.2, ICC has no obligations under this Section 10.1(e) with respect to Claims to the extent arising out of:

(i) any Specifications, raw materials, manufacturing parts or other materials provided by any Pure Indemnified Party;

(ii) any Pure Indemnified Party’s marketing, advertising, promotion or sale of any product containing the Goods;

(iii) use of the Goods, including use of the Goods in combination with any products, materials or equipment supplied to Pure by a Person other than ICC or its authorized Representatives, if the infringement would have been avoided by not using the Goods or using the Goods not so combined;

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(iv) any modifications or changes made to the Goods by or on behalf of any Person other than ICC or its Representatives, if the infringement would have been avoided without such modification or change; or

(v) goods (including Goods), products or assemblies manufactured or designed by any Pure Indemnified Party.

10.2 Exceptions and Limitations on ICC Indemnification. Notwithstanding anything to the contrary in this Agreement, ICC is not obligated to indemnify or defend any Pure Indemnified Party against any Claim or corresponding Losses resulting directly from, in whole or in part, any Pure Indemnified Party’s or its Personnel’s:

(a) gross negligence or more culpable act or omission (including recklessness or willful misconduct); or

(b) bad faith failure to comply with any of its obligations set forth in this Agreement.

10.3 Pure Indemnification. Subject to the terms and conditions of this Agreement, Pure shall indemnify, defend and hold harmless the ICC Parties and their Representatives, officers, directors, employees, agents, Affiliates, successors and permitted assigns (the “ICC Indemnified Parties”) against any and all Losses relating to or resulting from any third-party Claim or any direct Claim against any ICC Indemnifying Party alleging:

(a) a breach or non-fulfillment of any of Pure’s representations, warranties, or covenants set forth in this Agreement;

(b) any negligent or more culpable act or omission of Pure or any of its Representatives (including any recklessness or willful misconduct) in connection with Pure’s performance under this Agreement;

(c) any bodily injury, death of any Person or damage to real or tangible personal property caused by the negligent acts or omissions of Pure or any of its Representatives;

(d) any failure by Pure or its Personnel to comply with any applicable Laws; or

(e) that any of Pure’s Intellectual Property used in the design or production of the Goods, or that is embodied in the Goods, infringes any Intellectual Property Right of a third party; provided, however, that, without limitation of anything contained in Section 4, Pure has no obligations under this Section 10.3(c) with respect to Claims to the extent arising out of:

(i) any Specifications, raw materials, manufacturing parts or other materials provided by any ICC Indemnified Party;

(ii) any ICC Indemnified Party’s marketing, advertising, promotion or sale of any product containing the Goods;

(iii) use of the Goods, including use of the Goods in combination with any products, materials or equipment supplied to ICC by a Person other than Pure or its authorized Representatives, if the infringement would have been avoided by not using the Goods or using the Goods not so combined;

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(iv) any modifications or changes made to the Goods by or on behalf of any Person other than Pure or its Representatives, if the infringement would have been avoided without such modification or change; or

(v) goods (including Goods), products or assemblies manufactured or designed by any ICC Indemnified Party.

10.4 Exceptions and Limitations on Pure Indemnification. Notwithstanding anything to the contrary in this Agreement, Pure is not obligated to indemnify or defend any ICC Indemnified Party against any Claim or corresponding Losses resulting directly from, in whole or in part, any ICC Indemnified Party’s or its Personnel’s:

(a) gross negligence or more culpable act or omission (including recklessness or willful misconduct); or

(b) bad faith failure to comply with any of its obligations set forth in this Agreement.

11. NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT FOR A PARTY’S (1) UNLAWFUL ACTS, FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (2) BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 13, (3) INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OR (4) INDEMNIFICATION OBLIGATIONS UNDER SECTION 10, IN NO EVENT SHALL THE PARTIES OR ITS REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

12. Intellectual Property.

12.1 Ownership and Use. Unless mutually agreed upon by the Parties in a separate written agreement, each of the Parties acknowledges and agrees that:

(a) each Party retains exclusive ownership of its Background Intellectual Property Rights;

(b) Pure does not transfer to ICC any of its Background Intellectual Property Rights, and ICC may not use any of Pure’s Background Intellectual Property Rights other than to produce and supply Goods to Pure hereunder;

(c) ICC does not transfer to Pure any of ICC’s Background Intellectual Property Rights;

(d) all Foreground Intellectual Property Rights will be owned by Pure;

(e) ICC assigns to Pure all of ICC’s right, title and interest in and to all Foreground Intellectual Property Rights, and, to the extent that any Foreground Intellectual Property Rights are copyrightable works or works of authorship (including computer programs, technical specifications, documentation, and manuals), the Parties agree that such works are “works made for hire” for Pure under the U.S. Copyright Act;

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(f) ICC shall only use the Foreground Intellectual Property Rights to produce and supply Goods to Pure; and

(g) ICC waives any claim against Pure, including any hold-harmless or similar claim, whether known or unknown, contingent or latent, in any way related to a claim asserted against ICC or Pure for infringement of any Intellectual Property Rights.

12.2 Prohibited Acts. Each of the Parties shall not:

(a) take any action that may interfere with the other Party’s Intellectual Property Rights, including such other Party’s ownership or exercise thereof;

(b) challenge any right, title or interest of the other Party in such other Party’s Intellectual Property Rights;

(c) make any claim or take any action adverse to such other Party’s ownership of its Intellectual Property Rights;

(d) register or apply for registrations, anywhere in the world, of the other Party’s Trademarks or any other Trademark that is similar to such other Party’s Trademarks or that incorporates such Trademarks in whole or in confusingly similar part;

(e) use any mark, anywhere, that is confusingly similar to the other Party’s Trademarks;

(f) misappropriate any of the other Party’s Trademarks for use as a domain name without such other Party’s prior written consent; or

(g) alter, obscure or remove any of the other Party’s Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Goods), marketing materials or other materials.

12.3 License of ICC’s Background Intellectual Property Rights. [ * ].

13. Confidentiality.

13.1 Scope of Confidential Information. From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, goods and services (including any Forecasts), confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information and other sensitive or proprietary information. Such information, as well as the terms of this Agreement and other information that by its nature can reasonably be expected to be considered confidential, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” constitutes “Confidential Information” hereunder. Confidential Information does not include information that at the time of disclosure:

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(a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 13 by the Receiving Party or any of its Representatives;

(b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c) was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party;

(d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or

(e) is required to be disclosed pursuant to applicable Law; provided, that the Receiving Party (i) provide prompt written notice thereof to the Disclosing Party to enable the Disclosing Party to seek a protective order or otherwise prevent such disclosure and (ii) disclose only that portion of the Confidential Information required to comply with such requirement.

13.2 Protection of Confidential Information. The Receiving Party shall, for [ * ] from disclosure of such Confidential Information:

(a) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c) not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

The Receiving Party shall be responsible for any breach of this Section 13 caused by any of its Representatives. On the expiration or earlier termination of this Agreement or at any time during or after the Term, at the Disclosing Party’s written request, the Receiving Party and its Representatives shall, pursuant to Section 6.6(c), promptly return or permanently destroy all Confidential Information and copies thereof that it has received under this Agreement, except where prohibited by applicable Law.

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14. Tangible Property.

14.1 Bailment.

(a) All Equipment and other tangible property of every description, including supplies, materials, machinery, equipment, drawings, photographic negatives and positives, artwork, copy layout, electronic data and other items, furnished by Pure (or Pure’s customers), either directly or indirectly, to ICC or to any supplier to ICC in connection with or related to this Agreement, or for which ICC has been at least partially reimbursed by Pure (collectively, “Pure Property”) is the property of Pure (or Pure’s customer(s)), as applicable) and is held by ICC on a bailment-at-will basis. Pure Property includes, but is not limited to, the Equipment and tangibles listed on Schedule 2 attached hereto.

(b) Only Pure has any right, title or interest in and to Pure Property, except for ICC’s limited right, subject to Pure’s sole discretion, to use the Pure Property in the performance of ICC’s obligations under this Agreement. ICC shall not use the Pure Property for any other purpose. ICC shall not commingle Pure Property with the property of ICC or with that of a Person other than Pure or ICC and shall not move any Pure Property from ICC’s premises without the prior written consent of Pure. Pure may, at any time, for any reason and without payment of any kind, retake possession of any Pure Property without the necessity of payment or notice to ICC, or a hearing or a court order, which rights, if any, are waived by ICC. Upon Pure’s request, Pure Property will be immediately released to Pure or delivered to Pure by ICC. ICC’s continued holding of Pure Property after demand has been made by Pure for delivery will substantially impair the value thereof, and, accordingly, Pure will be entitled to a court order of possession without any need of proving damages or providing a bond. To the fullest extent permitted by law, ICC shall not allow any Encumbrance to be imposed on or attach to the Pure Property through ICC or as a result of ICC’s action or inaction, and ICC hereby waives any Encumbrance that it may have or acquire in the Pure Property.

(c) ICC acknowledges and agrees that (a) Pure is neither the manufacturer of the Pure Property nor the manufacturer’s agent, (b) Pure is bailing Pure Property to ICC for ICC’s benefit, (c) ICC has inspected the Pure Property other than [ * ] and is satisfied that such Pure Property is suitable and fit for its intended purposes, of which ICC is aware, and (d) PURE HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EITHER EXPRESS OR IMPLIED, AS TO THE FITNESS, CONDITION, MERCHANTABILITY, DESIGN OR OPERATION OF THE PURE PROPERTY OR ITS FITNESS FOR ANY PARTICULAR PURPOSE.

14.2 Maintenance; Risk of Loss. Pure shall bear all risk of loss of and damage to Pure Property unless such loss or damage is due to ICC’s negligence, in which case, ICC shall bear the risk of loss and damage to Pure Property. ICC shall, at its own expense, for the benefit of Pure, insure all ICC-owned inventory. Pure shall, at its own expense, for the benefit of ICC, insure all Pure Property with full and extended coverage for all losses, for its full replacement value, in accordance with the terms of Section 16. ICC shall not attempt to disassemble, maintain, repair, refurbish or replace any Pure Property. All replacement parts, additions, improvements, and accessories for such Pure Property will automatically become Pure Property upon their incorporation into or attachment to the Pure Property. All replacements of Pure Property will also be Pure Property. Pure shall solely bear the expense for any routine maintenance to the Pure Property.

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14.3 Inventory. ICC shall mark all Pure Property permanently and conspicuously to identify it as the property of Pure, and indicate Pure’s name and address. ICC shall immediately sign any documents reasonably requested by Pure to evidence all of Pure’s rights to and interests in Pure Property. As mutually agreed upon by the Parties, ICC will provide notice to Pure of the existence of any Slow-Moving Inventory Bank after it determines the existence of such Slow-Moving Inventory Bank. As long as such notice has been provided, the Parties shall agree to a final disposition of such Slow-Moving Inventory Bank in no [ * ] after such notice has been provided. Pure will commit to reimbursing such Slow-Moving Inventory Bank. Total costs paid by Pure on such Slow-Moving Inventory Bank shall be no less than ICC’s actual acquisition cost and cost to dispose of said Slow-Moving Inventory Bank.

14.4 ICC’s Property. Unless otherwise agreed to by Pure in writing, ICC, at its sole expense, shall furnish, keep in good condition, and replace when necessary all General Production Equipment and other items necessary or helpful for the production of the Goods (excluding Pure Property, “ICC’s Property”). ICC shall insure ICC’s Property with full and extended coverage for all losses, for its full replacement value, in accordance with the terms of Section 16.

15. Inspection and Audit Rights. ICC hereby grants to Pure, and each of its authorized Representatives, access to ICC’s premises (including ICC’s manufacturing operations used in production of the Goods) at a reasonable and mutually agreed-upon time and all pertinent documents and other information, whether stored in tangible or intangible form, including any books, records and accounts, in any way related to ICC’s performance under this Agreement (including ICCs’ processes and procedures), Goods, Pure Property or any payment or other transaction occurring in connection with this Agreement, for the purpose of auditing ICC’s compliance with the terms of this Agreement and any other agreements between Pure and ICC, or inspecting or conducting an inventory of finished Goods, work-in-process or raw-material inventory or Pure Property. ICC agrees to cooperate fully with Pure in connection with any such audit or inspection. ICC shall maintain complete and accurate books and records and any other financial information in accordance with GAAP, in accordance with ICC’s record retention policy and 21 C.F.R, unless a longer period is required under applicable Law. ICC shall segregate its records and otherwise cooperate with Pure so as to facilitate any audit by Pure. ICC shall reimburse Pure for all amounts associated with errors discovered during an audit. In addition, ICC shall reimburse Pure for the amount of the discrepancy if the results of such audit indicate that such discrepancy is [ * ] of the total amount actually payable by Pure for the period examined. Pure and ICC shall jointly take a physical count of the Pure-owned inventory. Each Party shall make reasonable allowances for inventory discrepancies, waste or damaged Goods [ * ]. ICC shall reimburse Pure for all amounts associated with errors discovered during an audit that are above the reasonable allowances agreed to for inventory discrepancies, waste or damaged Goods. Notwithstanding the foregoing, if such audit shows a discrepancy in ICC’s favor, then ICC may credit the amount of such discrepancy against subsequent amounts owed to Pure, or if no further amounts are owed to Pure under this Agreement, then Pure shall pay ICC the amount of the discrepancy within [ * ] after being notified thereof. If requested by Pure, ICC shall use its best efforts to permit Pure and its Representatives to obtain from subcontractors or other suppliers to ICC the information and permission to conduct the reviews specified with respect to ICC in this Section 15. Any audit pursuant to this Section 15 shall be conducted no more frequently than [ * ], with the exception of Pure inspecting Pure Property and/or Pure’s on-site ICC warehouse inventory.

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16. Insurance. During the Term and for a period of [ * ] after expiration or earlier termination of this Agreement, each Party shall obtain and maintain, at its sole cost and expense, insurance policies adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated, including:

(a) Commercial general liability insurance written on an occurrence basis with combined bodily injury, property damage and personal injury liability limits of not less than [ * ] per occurrence and [ * ] annual aggregate;

(b) Goods and/or excess liability insurance with a limit of not less than [ * ] per occurrence and [ * ] annual aggregate; and

(c) Each Party shall obtain and maintain an “all risk”, “replacement cost” and “agreed amount” form of property insurance covering its assets and in particular any property, equipment, machinery or like kind property used in the manufacture of the Goods. The property insurance shall include but not be limited to additional coverage commonly purchased for business interruption, extra expense and contingent business interruption in limits sufficient to satisfy the other Party’s reliance on the Party for uninterrupted product production and supply.

(d) Upon a Party’s reasonable request, the other Party’s shall provide the requesting Party with a certificate of insurance evidencing the insurance coverage specified in this Section. The certificate of insurance shall name the requesting Party as an additional insured and loss payee. A Party shall provide the other Party with [ * ] advance written notice in the event of a cancellation or material change in such insurance policy. Each party waives and shall cause its insurers to waive, any right of subrogation or other recovery against the other Party, its Affiliates, and their insurers.

17. Miscellaneous.

17.1 Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

17.2 Relationship of the Parties. The relationship between ICC and Pure is solely that of vendor and vendee and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Except as otherwise expressly set forth in this Agreement, neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

17.3 Entire Agreement. This Agreement, including and together with any related exhibits, schedules and the applicable terms of any Purchase Orders / Picking Orders, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

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17.4 Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein will survive the expiration or earlier termination of this Agreement; and (b) Sections 2.4, 5.4, 9.1, 9.2, 9.3, 9.4, 9.5, 10, 11, 12, 13, 16, 17.22 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement.

17.5 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). All Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to ICC:	1100 Central Industrial Drive
St. Louis, MO 63110
Attn: Chief Executive Officer and President

Notice to Pure:	1725 Gillespie Way
El Cajon, CA 92020
Attn: Chief Executive Officer and President

17.6 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” is deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

17.7 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

17.8 Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. Further, the court of competent jurisdiction making such determination shall have the power to limit, construe or reduce the duration, scope, activity or area of such provision, or delete specific words or phrases as necessary to render such provision enforceable in such jurisdiction.

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17.9 Amendment and Modification. No amendment to or rescission, termination or discharge of this Agreement is effective unless it is in writing, identified as an amendment to or rescission, termination or discharge of this Agreement and signed by an authorized Representative of each Party.

17.10 Waiver.

(a) No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement and signed by an authorized representative of the Party waiving its right.

(b) Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

(c) None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement:

(i) any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or

(ii) any act, omission or course of dealing between the Parties.

17.11 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

17.12 Equitable Remedies. The Parties acknowledge and agree that (a) a breach or threatened breach by a Party of any of its obligations under Section 13 (Confidentiality) would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by a Party of any such obligations, the Parties shall, in addition to any and all other rights and remedies that may be available to a Party at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. The Parties agree that the other Party will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 17.12.

17.13 Assignment. ICC may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Pure. Pure may assign any of its rights or delegate any of its obligations to any Affiliate or to any Person acquiring all or substantially all of Pure’s assets. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement.

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17.14 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

17.15 No Third-Party Beneficiaries. Except as expressly set forth in the second sentence of this Section 17.15, this Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Parties hereby designate (a) the Pure Indemnified Parties and the ICC Indemnified Parties, as applicable, as third-party beneficiaries of Sections 10.1 (ICC Indemnification), 10.2 (Exceptions and Limitations on ICC Indemnification), 10.3 (Pure Indemnification) and 10.4 (Exceptions and Limitations on Pure Indemnification), (b) each Pure Party and any end users of the Goods as third-party beneficiaries of Section 9.3 (Product Warranty), and (c) each Pure Party and ICC Party as a third-party beneficiary of Section 5.4 (Setoff; Contingent or Disputed Claims). Each third-party beneficiary designated in the foregoing sentence shall have the right to enforce the Sections under which it is a designated beneficiary.

17.16 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a “Dispute”), shall be submitted for negotiation and resolution to the President of ICC (or to such other person of equivalent or superior position designated by ICC in a written Notice to Pure) and the President of Pure (or to such other person of equivalent or superior position designated by Pure in a written Notice to ICC), by delivery of written Notice (each, a “Dispute Notice”) from either of the Parties to the other Party. Such persons shall negotiate in good faith to resolve the Dispute in a face to face meeting at the place of business for Pure, or as mutually agreed-upon by the Parties. If the Parties are unable to resolve any Dispute within [ * ] after a face to face meeting, either Party may file suit in a court of competent jurisdiction in accordance with the provisions of Section 17.18 and Section 17.19 hereunder. Except where clearly prevented by a Dispute, each Party agrees to continue performing its obligations under this Agreement while the Dispute is being resolved, subject to continued performance by the other Party of its obligations unless and until the Dispute is resolved or until this Agreement is terminated in accordance with the terms of this Agreement. The time frame for a Party to cure any breach of the terms of this Agreement shall not be tolled by the pendency of any dispute resolution procedures.

17.17 Governing Law. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the State of California, United States of America, without regard to the conflict of laws provisions thereof. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

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17.18 Choice of Forum. Each Party irrevocably and unconditionally agrees that it shall not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments and appendices attached hereto, and all contemplated transactions, including contract, equity, tort, fraud and statutory claims, in any forum other than the UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF CALIFORNIA or if such court does not have subject-matter jurisdiction, the courts of the State of CALIFORNIA sitting in SAN DIEGO COUNTY, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF CALIFORNIA or if such court does not have subject-matter jurisdiction, the courts of the State of CALIFORNIA sitting in SAN DIEGO COUNTY. Each Party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

17.19 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, or the transactions contemplated hereby. Each Party certifies and acknowledges that (a) no Representative of the other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

17.20 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement, if the Party sending such e-mail or other means of electronic transmission has received express confirmation that the recipient Party received the Agreement (not merely an electronic automatic e-mail reply).

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17.21 Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s reasonable control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, wars or acts of terrorism) (each, a “Force Majeure Event”). A Party’s financial inability to perform will not excuse performance by that Party under this Section 17.21. In addition, changes in cost of materials, components or services, or contract disputes in which ICC is a party will not excuse performance by ICC under this Section 17.21. Each Party shall give the other Party prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event and the anticipated duration of such Force Majeure Event. Each Party shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement. During any Force Majeure Event, Pure may, at its option (a) purchase Goods from other sources and reduce the quantities hereunder by such quantities or (b) require ICC to deliver to Pure all finished Goods, work-in-process or parts and materials produced or acquired for work under this Agreement. If requested by a Party, the other Party shall, within [ * ] of such request, provide adequate assurances that a Force Majeure Event will not exceed [ * ], except, in the case of ICC, if a Force Majeure Event breaks or destroys the ICC Managed Equipment. If the delay lasts [ * ] period, or if a Party does not provide such adequate assurances, the other Party may immediately terminate this Agreement without any liability to the Party that fails to perform its obligations or that does not provide such adequate assurances. The rights granted to ICC with respect to excused delays under this Section 17.21 are intended to limit ICC’s rights under theories of force majeure, commercial impracticability, impracticability or impossibility of performance, or failure of presupposed conditions or otherwise, including any rights arising under Section 2-615 or 2-616 of the UCC.

17.22 No Public Announcements or Trademark Use. Unless expressly permitted under this Agreement, neither Party shall either:

(a) make any statement (whether oral or in writing) in any press release, external advertising, marketing or promotion materials regarding the subject matter of this Agreement, or the Parties’ business unless:

(i) it has received the express written consent of the other Party, or

(ii) it is required to do so by Law or under the rules of any stock exchange to which it is subject;

(b) use any of the other Party’s Trademarks without the prior written consent of such other Party.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

INTERCON CHEMICAL COMPANY

By:	/s/ Jim Epstein
Name:	Jim Epstein
Title:	Chief Executive Officer and President

PURE BIOSCIENCE, INC.

By:	/s/ Hank Lambert
Name:	Hank Lambert
Title:	Chief Executive Officer and President

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Schedule 1

GOODS / TRANSFER PRICE / FULFILLMENT FEES

[ * ]

Sch.1

SCHEDULE 2

PURE PROPERTY

[ * ]

Sch.2

Exhibit A

SPECIFICATIONS

This Exhibit A has been provided under separate cover and is hereby incorporated by reference hereto.

Exhibit B

SOP

This Exhibit B has been provided under separate cover and is hereby incorporated by reference hereto.